EXHIBIT 21.1
Subsidiaries of Commercial Vehicle Group, Inc.
	Entity	Jurisdiction

1	C.I.E.B. Kahovec, spol. s r.o.	Czech Republic
2	Cabarrus Plastics, Inc.	North Carolina, United States
3	Comercial Vehicle Group México, S. de R.L. de C.V.	Mexico
4	Commercial Vehicle Group (Thailand) Company Limited	Thailand
5	CVG Alabama, LLC	Delaware, United States
6	CVG AR LLC	Delaware, United States
7	CVG CS LLC	Delaware, United States
8	CVG CVS Holdings, LLC	Delaware, United States
9	CVG European Holdings, LLC	Delaware, United States
10	CVG FSE, LLC	Delaware, United States
11	CVG Global S.à r.l.	Luxembourg
12	CVG International Holdings, Inc.	Barbados
13	CVG International S.à r.l.	Luxembourg
14	CVG Logistics, LLC	Delaware, United States
15	CVG Management Corporation	Delaware, United States
16	CVG Monona Wire, LLC	Iowa, United States
17	CVG Monona, LLC	Delaware, United States
18	CVG National Seating Company, LLC	Delaware, United States
19	CVG Seating (India) Private Limited	India
20	CVG Sprague Devices, LLC	Delaware, United States
21	CVG Ukraine LLC	Ukraine
22	CVG Vehicle Components (Beijing) Co., Ltd.	China
23	CVG Vehicle Components (Shanghai) Co., Ltd.	China
24	CVS Holdings Limited	United Kingdom
25	EMD Servicios, S.A. de C.V.	Mexico
26	KAB Seating Limited	United Kingdom
27	KAB Seating Pty. Ltd.	Australia
28	KAB Seating S.A.	Belgium
29	Mayflower Vehicle Systems, LLC	Delaware, United States
30	Monona (Mexico) Holdings LLC	Illinois, United States
31	MWC de México, S. de R.L. de C.V.	Mexico
32	PEKM Kabeltechnik s.r.o.	Czech Republic
33	T.S. México, S. de R.L. de C.V.	Mexico
34	Trim Systems Operating Corp.	Delaware, United States
35	Trim Systems, Inc.	Delaware, United States